Exhibit 99.1

NEWS RELEASE

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST DECLARES THIRD QUARTER DIVIDENDS
DALLAS — (September 15, 2008) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced the Board of Directors has declared its quarterly common stock dividend of $0.21 per diluted common share, payable on October 15, 2008, to shareholders of record on September 30, 2008.
Separately, the Board declared a quarterly cash dividend of $0.5344 per diluted share for the Company’s 8.55% Series A Cumulative Preferred Stock for the third quarter ending September 30, 2008. The dividend, which equates to an annual rate of $2.1375 per share, is payable on October 15, 2008, to shareholders of record as of September 30, 2008.
The Board also has declared a quarterly cash dividend of $0.528125 per diluted share for the Company’s 8.45% Series D Cumulative Preferred Stock for the third quarter ending September 30, 2008. The dividend, which equates to an annual rate of $2.1125 per share, is payable on October 15, 2008, to shareholders of record as of September 30, 2008.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans, and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

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